Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

1201 S. Alma School Road

Mesa, Arizona

                This Agreement of Purchase and Sale (“Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A.                                     Defined terms are indicated by initial capital letters.  Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.                                  Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

                NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1.  Basic Information

1.1          Certain Basic Terms.  The following defined terms shall have the meanings set forth below:

1.1.1       Seller:       AmeriVest Mesa Inc., an Arizona corporation.

1.1.2       Purchaser:  Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership.

1.1.3       Purchase Price:  Fifty-Five Million and No/100 Dollars ($55,000,000.00).

1.1.4       Earnest Money:  Three Million and No/100 Dollars ($3,000,000.00) (the “Earnest Money”), including interest thereon, to be deposited in accordance with Section 3.1 below.

G-1

1.1.5	Title Company:	First American Title Insurance Company
2425 E. Camelback Road, Suite 300
Phoenix, Arizona 85016
Attn: Carol Peterson
Telephone: (602) 567-8109
Facsimile: (602) 567-8101

	Escrow Agent:	First American Title Insurance Company
2425 E. Camelback Road, Suite 300
Phoenix, Arizona 85016
Attn:: Carol Peterson
Telephone: (602) 567-8109
Facsimile: (602) 567-8101

1.1.6	Seller’s Broker: Cushman & Wakefield of Arizona, Inc.

1.1.7	Purchaser’s Broker: N/A

1.1.8	Effective Date: The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement.

1.1.9	Property Information Delivery Date: Intentionally deleted].

1.1.10	Title Commitment Delivery Date: [Intentionally deleted].

1.1.11	Survey Delivery Date: [Intentionally deleted].

1.1.12	Title and Survey Review Period: [Intentionally deleted].

1.1.13	Inspection Period: [Intentionally deleted].

1.1.14	Closing Date: The date which is fifteen (15) days after the later to occur of (i) the Effective Date and (ii) Purchaser’s receipt of written unconditional approval from Lender (defined herein) of Purchaser’s assumption of the Existing Loan (defined herein) pursuant to Section 12.17 hereof.

1.2          Closing Costs.  Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Commitment required to be delivered pursuant to Section 5.1	Seller
Premium for standard form Title Policy required to be delivered pursuant to Section 5.4	Seller

Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges relating to the issuance of the Title Policy

Purchaser
Costs of existing ALTA/ACSM Land Title Survey (with visible utilities only)	Seller
Any revisions, modifications or recertifications to Survey	Purchaser
Costs for UCC Searches	Purchaser
Recording fees	Seller
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Seller
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser ½ Seller ½
Real Estate Sales Commission to Seller’s Broker	Seller
Existing Loan Assumption Fee	Purchaser
All other closing costs, expenses, charges and fees as otherwise indicated below (Seller and Purchaser each pays its own legal fees and expenses)	Purchaser/Seller

1.3          Notice Addresses.

Purchaser:	Crescent Real Estate Equities 777 Main Street, Suite 2100 Ft. Worth, TX 76102 Attention: Dan Smith & Tom Miller Telephone: (817) 321-2100 Facsimile: (817) 321-2015	Copy to:	Jackson Walker L.L.P. 1401 McKinney St., Suite 1900 Houston, TX 77010 Attention: Kurt Nondorf Telephone: (713) 752-4402 Facsimile: (713) 308-4142

Seller:	AmeriVest Mesa Inc. c/o AmeriVest Properties Inc. 1780 South Bellaire Street, Suite 100 Denver, Colorado 80222 Attention: John B. Greenman Telephone: (303) 297-1800 Facsimile: (303) 296-7353	Copy to:	Jenkens & Gilchrist, P.C. 1445 Ross Avenue, Suite 3200 Dallas, Texas 75202 Attention: Stephen R. Voelker, Esq. Telephone: (214) 855-4722 Facsimile: (214) 855-4300

1.4          Index of Certain Additional Defined Terms.

Additional Property Information	Section 4.2
Assignment	Subsection 7.3.2
Casualty Notice	Section 6.2
CERCLA	Section 11.3
Claims	Section 11.4
Closing	Section 7.1
Deed	Subsection 7.3.1
Due Diligence Termination Notice	Section 4.4
Existing Loan	Section 7.6
Hazardous Materials	Section 11.3
Improvements	Subsection 2.1.1
Independent Consideration	Section 3.2
Intangible Personal Property	Subsection 2.1.4
Land	Subsection 2.1.1
Lease Files	Section 7.8
Leases	Subsection 2.1.2
Leasing Costs	Section 8.2
Lender	Section 7.6
Lender Consent	Section 12.17
License Agreements	Section 2.1.5
Material Damage	Subsection 6.2.1
Note	Section 7.6
Permitted Exceptions	Section 5.3
Permitted Outside Parties	Section 4.7
Processing Fee	Section 7.6
Property	Section 2.1
Return of Property Documents	Section 4.5
Property Documents	Section 4.1
Real Property	Subsection 2.1.1
Reports	Section 4.5
Service Contracts	Subsection 4.6
Survey	Section 5.2
Survival Period	Section 9.3
Tangible Personal Property	Subsection 2.1.3
Taxes	Section 8.1
Tenant Estoppel Certificates	Section 4.3
Tenant Receivables	Subsection 8.1.3
Title Commitment	Section 5.1
Title Policy	Section 5.4
Unbilled Tenant Receivables	Subsection 8.1.3(a)
Uncollected Delinquent Tenant Receivables	Subsection 8.1.3(a)

ARTICLE 2.  Property

2.1          Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1       Real Property.  The land described in Exhibit “A” attached hereto (the “Land”), together with (i) all improvements located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, (iii) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land, (iv) all development rights, air rights, sewer rights and permits, water, water rights, riparian rights and water stock relating to the Land and (v) all licenses, permits, covenants and other rights-of-way, appurtenances or entitlements used in connection with the beneficial use and enjoyment of the Land (collectively, the “Real Property”).

2.1.2       Leases.  All leases of the Real Property (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Leases”), and the Uncollected Delinquent Tenant Receivables (defined herein).

2.1.3       Tangible Personal Property.  All equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller, and all deposits or escrows made in connection with the Existing Loan (collectively, the “Tangible Personal Property”).

2.1.4       Intangible Personal Property.  All intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements (including CAD drawings), if any; contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the “Service Contracts”) (but only to the extent Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties; governmental permits, approvals and licenses, if any; and telephone exchange numbers and phone system (to the extent assignable) (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”).

2.1.5       License Agreements. All agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”).

ARTICLE 3.  Earnest Money

3.1          Deposit and Investment of Earnest Money.  Within three (3) business days after the Effective Date, Purchaser shall deposit the Earnest Money with Escrow Agent.  Escrow Agent shall invest the Earnest Money in federally insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made.  Such account shall have no penalty for early withdrawal, and Purchaser accepts all investment risks with regard to such account.  All interest earned on the Earnest Money shall be deemed to be part of the Earnest Money for all purposes hereunder.

3.2          Independent Consideration.  Notwithstanding the terms of this Agreement, Seller shall retain One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance hereunder (“Independent Consideration”) from the proceeds of the Earnest Money delivered to the Escrow Agent by the Purchaser in the event this Agreement is terminated pursuant to Section 7.2 hereof.

3.3          Form; Failure to Deposit.  The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds.  If Purchaser fails to timely deposit any portion of the Earnest Money within the time period required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.4          Disposition of Earnest Money.  The Earnest Money shall be applied as a credit to the Purchase Price at Closing.  In the event of a termination of this Agreement by either Seller or Purchaser for any reason, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money.  In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited.  All reasonable attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money or, if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4.   Due Diligence

4.1          Due Diligence Materials To Be Delivered. Purchaser acknowledges receipt of all items listed on Exhibit “C” attached hereto (collectively, the “Property Documents”).

4.2          Physical Due Diligence.  Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during  normal business hours, upon reasonable notice to Seller with a representative of Seller present at the Property, and upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Purchaser must give Seller twenty-four (24) hours’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s reasonable discretion), and (ii) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below.  Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests.  Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least twenty-four (24) hours in advance by telephone or fax to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.  Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least twenty-four (24) hours in advance by telephone or fax to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

4.3          Estoppel Certificates.  Seller shall deliver to Purchaser as received, but no later than five (5) days prior to the Closing Date, tenant estoppel certificates for no less than eighty-five percent (85%) of the occupied net rentable square feet in the building, including one hundred percent (100%) of all tenants leasing more than 15,000 square feet of the net rentable square feet in the building, and for Legacy Restaurants, Inc., Metropolitan Life Insurance Company, and Bank of America, all in the form of Exhibit ”E” attached hereto or such other form as provided in the Leases (“Tenant Estoppel Certificates”).  In the event (i) Seller is unable to obtain such Tenant Estoppel Certificates, (ii) Purchaser is not satisfied, in Purchaser’s sole and absolute discretion, with the number of Tenant Estoppel Certificates delivered, or (iii) the form or content of any such Tenant Estoppel Certificate, in Purchaser’s reasonable judgment, materially differs from that set forth at Exhibit “E” or provided for in any Lease, Purchaser may elect either to terminate this Agreement or proceed to Closing as provided for in Section 7.2 of the Agreement. Seller shall not be obligated to expend any funds in connection with obtaining any such Tenant Estoppel Certificates, and the failure of Seller to obtain any such Tenant Estoppel Certificates shall not be a breach or default hereunder so long as Seller makes good faith efforts to obtain them.

4.4          Waiver of Due Diligence/Termination Right.  Purchaser acknowledges that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.  Purchaser hereby accepts the condition of the Property as suitable for its purposes and agrees that Purchaser has no right to terminate this Agreement except as specifically set forth herein.

4.5          Return of Documents and Reports.  If this Agreement terminates for any reason other than Seller’s default hereunder, Purchaser shall promptly return and/or deliver to Seller all Property Documents and copies thereof.  Additionally, if this Agreement terminates for any reason other than Seller’s default, then Purchaser must deliver to Seller, upon Seller’s request and at Seller’s sole cost and expense, copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property.  The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same.  Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.6          Service Contracts.  Concurrently with the execution and delivery of this Agreement by Purchaser, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing.  Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed.  Purchaser must assume the obligations arising and accruing from and after the Closing Date under those Service Contracts that Purchaser has agreed to assume.  Seller shall pay on or before their due date any termination payments or monthly fees arising subsequent to Closing for any Service Contracts that are not assumed by Purchaser

4.7          Proprietary Information; Confidentiality.  Purchaser acknowledges that the Property Documents are proprietary and confidential and have been delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property.  Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence.  Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property, including, without limitation, Purchaser’s attorneys, prospective lenders, accountants, agents, consultants, partners, shareholders or as otherwise may be required by law, rule, regulation or court order (collectively, “Permitted Outside Parties”).  Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7.  In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

4.8          Limited Representation and Warranty by Seller.  Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof.  Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller.  Except as expressly set forth in this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser.  Except as expressly set forth in this Agreement, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto.  Except as expressly set forth in this Agreement, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

4.9          Purchaser’s Responsibilities.  In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall:  (i) not unreasonably disturb the tenants or materially interfere with their use of the Property pursuant to their respective Leases; (ii) not materially interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller, or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done by or at Purchaser’s direction with regard to the Property; (vii) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law.

4.10        Purchaser’s Agreement to Indemnify.  Purchaser indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.2, 4.7 and 4.9; provided, however, the indemnity shall not extend to protect Seller from any (i) pre-existing liabilities for matters merely discovered by Purchaser (e.g., latent environmental contamination) except to the extent Purchaser’s actions materially aggravate any pre-existing liability of Seller, (ii) any liabilities arising as a result of the willful misconduct or negligence of Seller, its agents, representatives or employees, or (iii) any disclosures required to be made by applicable law, rule, regulation or court order.  Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5.  Title and Survey

5.1          Title Commitment.  Seller has caused to be prepared and delivered to Purchaser: (i) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and for the issuance of an ALTA extended Owner’s Policy of Title Insurance (Form Revised 10/17/92), with Purchaser as the proposed insured, and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

5.2          Updated Survey.  Seller has provided an existing as-built ALTA compliant survey current to within six (6) months (“Survey”) of the Real Property and Improvements. Purchaser may, at Purchaser’s sole cost and expense, elect to obtain a new survey or revise, modify, or re-certify the Survey to otherwise satisfy Purchaser’s objectives.

5.3          Title and Survey Review.  Purchaser has reviewed title to the Property as disclosed by the Title Commitment and the Survey, and Purchaser has made objections thereto in writing to Seller.  Seller has no obligation to cure title objections except liens of an ascertainable monetary amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such liens (with the exception of the liens encumbering the Property and securing the repayment of the Existing Loan).  Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent.  Except as specifically set forth herein, all other objections to the Title Commitment and the Survey are hereby waived.  The term “Permitted Exceptions” shall mean: the specific exceptions (excluding standard exceptions that are part of the promulgated title insurance form for the Title Policy) in the Title Commitment dated December 6, at 7:30 a.m., other than those that the Title Company has indicated will be cured (or endorsed over) or that Seller is required to remove as provided above; matters created by, through or under Purchaser; items shown on the Survey, other than those that the surveyor has agreed to cure; the liens encumbering the Property and securing the repayment of the Existing Loan; real estate taxes for the year in which the Closing occurs which are not yet due and payable; and rights of tenants under the Leases.

5.4          Delivery of Title Policy at Closing.  In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6.   Operations and Risk of Loss

6.1          Ongoing Operations.  From the Effective Date through Closing:

6.1.1       Leases, Service Contracts and License Agreements.  Seller will timely perform its material obligations under the Leases, Service Contracts and License Agreements.

6.1.2       New Contracts.  Except as provided in Subsection 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the

Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

6.1.3       Maintenance of Improvements; Removal of Personal Property.  Subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership, including keeping appropriate insurance in force and effect.  Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of substantially similar quality and quantity as the removed item of Tangible Personal Property.

(a)           Leasing; License Agreements.  Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement without (i) providing Purchaser all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession, and (ii) obtaining Purchaser’s approval, unless the new Lease or amendment to existing Lease is for a month-to-month tenancy.  Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or License Agreement or new Lease or new License Agreement within five (5) business days after Purchaser’s receipt of the items in (i) of this Subsection 6.1.4.  If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease or new License Agreement.  Purchaser may withhold its consent at its sole discretion, and Seller may not amend or terminate a Lease or License Agreement or enter into a new Lease or new License Agreement without Purchaser’s written consent, other than for a month-to-month tenancy.

6.2          Damage.  If prior to Closing the Property is damaged by fire or other casualty,  Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1       Material.  In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers).  Upon any such termination, the Earnest Money shall be immediately returned to Purchaser, and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement.  If Purchaser does not so terminate this Agreement within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to

Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) payable to Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies.  For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds one percent (1%) of the Purchase Price to repair or which will take longer than ninety (90) days to repair.

6.2.2       Not Material.  If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, or (ii) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

6.3          Condemnation.  If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full thirty-day period to make such election), either:  (i) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter.  If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (i) above.

ARTICLE 7.  Closing

7.1          Closing.  The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser).  Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller.  Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2          Conditions to Parties’ Obligation to Close.  In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1       Representations and Warranties.  The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date;

7.2.2       Deliveries.  As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3       Actions, Suits, etc.  There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.  In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3          Seller’s Deliveries in Escrow.  As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1       Deed.  A special warranty deed in the form attached hereto as Exhibit “A-1” in form acceptable for recordation under the law of the state where the Property is located and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser the Real Property (the “Deed”), together with an affidavit of real property value in the form required by applicable law, executed and acknowledged by Seller or its agent;

7.3.2       Bill of Sale, Assignment and Assumption.  A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit ”B” attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3       Conveyancing or Transfer Tax Forms or Returns.  Such conveyancing or transfer tax forms or returns, if any, including an affidavit of property value executed and acknowledged by Seller or its agent, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4       FIRPTA.  A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

7.3.5       Authority.  Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Purchaser and the underwriter for the Title Policy;

7.3.6       Certified Rent Roll.  A current Rent Roll for the Property, certified by Seller to be true and correct in all material respects as of the Closing Date;

7.3.7       Tax Certificates.  Certificates from the State of Arizona and the City of Mesa certifying that all transaction privilege tax filings for the Property through the month prior to the Closing Date have been properly filed and all transaction privilege taxes have been paid, and copies of the state and local transaction privilege tax filings for the Property made in the month in which the Closing occurs (if the Closing occurs after the twentieth day of the month);

7.3.8       Loan Assumption Documents.  Such documents as may be reasonably required by Lender for Purchaser to be able to assume the Existing Loan;

7.3.9       Additional Documents.  Any additional documents that Purchaser, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement); and

7.3.10     Tenant Estoppel Certificates.  To the extent available, the original Tenant Estoppel Certificates in the form and content provided in Section 4.3.

7.4          Purchaser’s Deliveries in Escrow.  As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1       Bill of Sale, Assignment and Assumption.  The Assignment, executed and acknowledged by Purchaser;

7.4.2       Conveyancing or Transfer Tax Forms or Returns.  Such conveyancing or transfer tax forms or returns, if any, including an affidavit of property value executed and acknowledged by Purchaser or its agent, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

7.4.3       Loan Assumption Documents.  Such documents as may be reasonably required by Lender to evidence Purchaser’s assumption of the Existing Loan;

7.4.4       Additional Documents.  Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement); and

7.4.5       Authority.  Evidence of the existence, organization, and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to Seller.

7.5          Closing Statements.  As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.6          Purchase Price.  At or before 1:00 p.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price as follows: (a) Purchaser shall assume the unpaid principal balance of and accrued and unpaid interest under that certain promissory note (the “Note”) executed by Seller and payable to the order of Allstate Life Insurance Company (“Lender”), in the original principal amount of $24,750,000, dated September 8, 2003, secured by, among other things, a deed of trust dated September 8, 2003, to First American Title Insurance Company, Trustee, for the benefit of Lender, recorded in the real property records of Maricopa, Arizona and all documents executed in connection therewith (collectively, the “Existing Loan”),  (b) Purchaser’s payment of cash or current funds in an amount equal to (i) the Purchase Price plus Five Thousand and No/100 Dollars ($5,000.00) (the “Processing Fee”) (as a reimbursement to Seller for the non-refundable loan assumption and processing fee charged by Lender in connection with the assumption of the Existing Loan), minus (ii) the Earnest Money, minus (iii) the Outstanding Balance of the Note as of the Closing Date, subject to such adjustments and prorations as set forth herein, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller on the Closing Date (and, if requested by Seller, by wire transfer).

7.7          Possession.  Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

7.8          Delivery of Books and Records.  After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property, to the extent in Seller’s or its property manager’s possession or control, original copies of the following: all files for the Leases, including amendments, guaranties, letter agreements and assignments which are then in effect, and correspondence to and from the tenants (collectively, the “Lease Files”); License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.  Purchaser agrees to allow Seller commercially reasonable access to all such materials, and to make copies of same after Closing, for all lawful purposes for a period of three (3) years following the Closing Date, including the preparation of tax returns by Seller and for supporting documentation, if needed.

7.9          Notice to Tenants.  Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit ”D” attached hereto, or such other form as may be required by applicable state law.  This obligation on the part of Purchaser shall survive the Closing.

ARTICLE 8.   Prorations, Deposits, Commissions

8.1          Prorations.  At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (but including) the date of Closing:  Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts assumed by Purchaser; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing.  Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1       Taxes.  If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing and shall be reconciled between Seller and Purchaser when actual Taxes are known.  Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be paid by Seller when due and payable, and Seller shall indemnify Purchaser from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2       Utilities.  Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies.  Seller shall ensure that all utility meters are read as of the Closing Date.  Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3       Tenant Receivables.  Rents due from tenants under Leases and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a)           Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (i) first, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (ii) second, to Uncollected Delinquent Tenant Receivables (hereinafter defined); (iii) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Subsection 8.1.3(b) below (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (iv) fourth, to payment of the current

Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller).  All Tenant Receivables which were due and payable as of Closing for more than thirty (30) days but not collected by Seller as of Closing, and all promissory notes and payment plans for the payment of delinquent rents, and other obligations to pay delinquent rents no matter how evidenced, plus any rents due but unpaid in the month of Closing if the Tenant responsible for such rents is also delinquent for any regularly scheduled monthly rent payment due in a month prior to the month of Closing (collectively, “Uncollected Delinquent Tenant Receivables”) shall be assigned to Purchaser at Closing.  Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any.  Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date or to any Uncollected Delinquent Tenant Receivables, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof.  With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due.  The provisions of this Subsection 8.1.3(a) shall survive the Closing.

(b)           If the final reconciliation of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten (10) business days of such final reconciliation under the Leases.  If the final reconciliation of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten (10) business days of receipt of such funds from the tenants under the Leases, remit said amount to Seller except to the extent such amount would be due to a tenant with Uncollected Delinquent Tenant Receivables outstanding.  Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes for Seller and to pay same promptly to Seller as aforesaid.  The provisions of this Subsection 8.1.3(b) shall survive the Closing.

(c)           Seller will not modify, amend, waive, renegotiate or settle any Tenant Receivable or any promissory note or payment plan for the payment of delinquent rents or any other obligations to pay delinquent rents no matter how evidenced (“Delinquent Rent Obligations”) without (i) providing Purchaser all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession, and (ii) obtaining Purchaser’s approval, which approval may be withheld in Purchaser’s sole discretion.  The existing Delinquent Rent Obligations are reflected in Schedule 8.1.3.

8.2          Leasing Costs.  Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension (collectively, “Leasing Costs”) that are due prior to Closing with respect to Leases and License Agreements in force as of or prior to the Effective Date and will also pay or discharge at or prior to Closing all Leasing Costs in the amounts set forth and for the tenants named on Exhibit “G” attached hereto; provided, however, that Seller shall have no obligation to pay, and Purchaser shall assume the obligation to pay, all Leasing Costs that become due and payable after the Closing Date (other than the Leasing Costs set forth on Exhibit “G” attached hereto), including any Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing.  As of Closing, Purchaser shall assume Seller’s obligations for Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date.

8.3          Closing Costs.  Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.4          Final Adjustment After Closing.  If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing.  Payments in connection with the final adjustment shall be due within thirty (30) days of delivery of written notice.  All such rights and obligations shall survive the Closing.

8.5          Deposits.  All tenant and licensee security deposits collected and not applied by Seller shall be transferred or credited to Purchaser at Closing.  As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.

8.6          Commissions.  Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, other than the Seller’s Broker, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable.  This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

8.7          Loan Reserves and Escrows.  At Closing, Seller shall assign to Purchaser any loan reserves or escrows held by Lender in connection with the Existing Loan, and Seller shall receive a credit on the settlement statement for the transferred reserves and escrows to the extent actually assignable to Purchaser.

ARTICLE 9.  Representations and Warranties

9.1          Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser that as of the Effective Date and as of the date of Closing:

9.1.1       Organization and Authority. Seller has been duly organized, is validly existing as an Arizona corporation, and is in good standing in the State of Arizona.  Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2       Conflicts and Pending Actions.  There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.  To Seller’s knowledge, there is no action or proceeding or litigation pending or threatened against Seller or relating to the Property.

9.1.3       Rent Roll.  Exhibit ”F” is a true, correct and complete rent roll in all material respects listing all tenants of the Property.

9.1.4       Service Contracts and License Agreements.  To Seller’s knowledge, the list and copies of Service Contracts and License Agreements to be delivered to Purchaser pursuant to this Agreement will be correct and complete in all material respects as of the date of delivery.

9.1.5       Notices from Governmental Authorities.  To Seller’s knowledge, Seller has not received notice of any material violation of any laws (including, but not limited to, environmental laws)  applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be disclosed by the Property Documents or otherwise disclosed in writing to Purchaser prior to the date hereof.

9.1.6       Seller’s Actions.  Seller has not deposited or released any Hazardous Materials (as defined below) on the Property in violation of any applicable laws, rule or regulations in existence as of the Effective Date.

9.1.7       Zoning.  To Seller’s current actual knowledge, the Property is properly zoned for its current use and is free from any use or occupancy restrictions which prevent the continued present use of the Property.

9.1.8       Leases and Personal Property.  Seller has delivered to Purchaser true, correct and complete copies of the documents evidencing the Leases.  The Leases are in full force and effect and, to Seller’s knowledge, neither the landlord nor the tenant is in default under any Lease.  Except for any provisions contained in the documents creating, evidencing or securing the Existing Loan:

(a)           Seller has the sole right to collect the rents under the Leases and neither such right, nor any of the Leases, have been assigned, pledged, hypothecated, or otherwise encumbered by Seller; and

(b)           The Personal Property to be conveyed herein is otherwise free from any encumbrance.

9.1.9       Litigation.  Seller knows of no litigation or threatened litigation affecting the Property or Seller’s ability to sell the Property.

9.1.10     Seller’s Knowledge.  Seller represents and warrants that John Greenman and Monica Dean are the persons most knowledgeable with respect to the Property and the representations and warranties contained herein.

9.1.11     Existing Loan.

(a)           The unpaid principal balance of and accrued and unpaid interest under the Existing Loan is Twenty-Three Million Seven Hundred Thirty-Nine Thousand Two Hundred Ninety-Two and 09/100 Dollars ($23,739,292.09) as of October 31, 2005.

(b)           To Seller’s knowledge, Seller is not in default under any of the instruments creating or evidencing the Existing Loan or the security thereof and, to Seller’s knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default or event of default thereunder.

9.1.12     Privilege Taxes.  Seller has paid, or will pay on or before their due date, all transaction privilege taxes, including sales, use or rental taxes (collectively, “Privilege Taxes”), due on or before the Closing Date with respect to the Property and has reserved, or will reserve before the Closing, amounts necessary to pay Privilege Taxes due after the Closing Date in respect of periods ending on or before the Closing Date.  Seller has filed, or will timely file on or before their due date, all tax returns required in connection with any Privilege Taxes.

9.2          Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller that:

9.2.1       Organization and Authority.  Purchaser has been duly organized and is validly existing as a partnership in good standing in the State of Delaware and is qualified to do business in the state in which the Real Property is located.  Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2       Conflicts and Pending Action.  There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement and impairs Purchaser’s ability to perform its obligations under this Agreement.  There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.3          Survival of Representations and Warranties.  The representations and warranties set forth in this Article 9 are made as of the Effective Date and, except in the case of Subsection 9.1.5, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the “Survival Period”).  Notwithstanding any provision in this Agreement to the contrary, Seller’s maximum liability for the breach of any or all representations or warranties contained herein shall be limited to $1,500,000.  Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual knowledge of John Greenman and Monica Dean, after reasonable inquiry and investigation.  No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.  Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had actual knowledge as of Closing.  The provisions of this Section 9.3 shall survive the Closing.  Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10.   Default and Remedies

10.1        Seller’s Remedies.  If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder or a permitted termination hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, Seller shall be entitled, as its sole remedy (except as provided in Sections 4.10, 8.6, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder.  Seller hereby waives all other remedies, whether at law or in equity.  Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.  Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would unreasonably delay or prevent Seller from having clear, indefeasible and marketable title to the Property or if Purchaser has breached Section 12.13.  In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.10, 8.6, 10.3 and 10.4 hereof.  If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation that survives the Closing of this Agreement.

10.2        Purchaser’s Remedies.  If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder or a permitted termination hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, Purchaser shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing.  Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within two (2) months following the scheduled Closing Date.  Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof.  If, however, the equitable remedy of specific performance is not available, Purchaser may seek any other right or remedy available at law or in equity.  If Closing is consummated, Purchaser shall have all remedies available at law or in equity in the event Seller fails to perform any obligation that survives the Closing of this Agreement.

10.3        Attorneys’ Fees.  In the event either party hereto employs an attorney in connection with claims by one party against the other arising from an alleged default under this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

10.4        Other Expenses.  If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11.  Disclaimers, Release and Indemnity

11.1        Disclaimers By Seller.  Except as expressly set forth in this Agreement and any document executed by Seller and delivered to Purchaser at Closing, it is understood and agreed that Seller has not at any time made and is not now making, and it specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

11.2        Sale “As Is, Where Is.”  Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing.  Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing.  Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same.  Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement.

Purchaser’s Initials   _______

11.3        “Hazardous Materials” Defined.  For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

11.4        Hazardous Materials Indemnity.  Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature (collectively “Claims”) which arise or accrue after Closing, and which are in any way related to the ownership, maintenance, or operation of the Property by Purchaser or its affiliates, including, without limitation, in connection with Hazardous Materials. Seller agrees to indemnify and hold Purchaser harmless of and from any and all Claims which arise or accrue after Closing, and which are in any way related to the ownership, maintenance, or operation of the Property prior to Closing by Seller or its affiliates including, without limitation, in connection with Hazardous Materials.

11.5        Survival.  The terms and conditions of this Article 11 shall expressly survive the Closing, and shall not merge with the provisions of any closing documents.

                                Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12.  Miscellaneous

12.1        Parties Bound; Assignment.  This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto.  Purchaser may assign its rights under this Agreement only upon the following conditions:  (i) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser, (ii) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable prior to Closing (and in the event of any termination of this Agreement) for the performance of Purchaser’s obligations, and (iii) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) days prior to Closing. Seller’s prior written consent will be required for any other assignment of this Agreement, and may be withheld at Seller’s discretion.

12.2        Headings.  The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3        Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4        Governing Law.  This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Arizona.

12.5        Survival.  Subject to Section 9.3 hereof, the provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6        Entirety and Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings of the parties relating to the Property.  This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.7        Time.  Time is of the essence in the performance of this Agreement.

12.8        Confidentiality.  Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, except as may be required by law, before the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser.

12.9        Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3.  Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt.  Notice deposited in the mail or by overnight delivery in the manner hereinabove described shall be effective upon deposit.  Notice given in any other manner shall be effective when received by the party to be notified, as evidenced by a verified confirmation (for facsimile) or by signed delivery slip (for personal delivery).  A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.  Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.10      Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party — shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11      Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.  The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the State of Arizona.

12.12      Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than facsimile.

12.13      No Recordation.  Without the prior written consent of Seller, Purchaser shall not record or cause the recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, without the prior written consent of Seller, which consent may be arbitrarily withheld at Seller’s discretion.  Any such recordation shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof, as well as the right to take appropriate action to remove any such cloud on the title to the Real Property.

12.14      Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.15      Discharge of Obligations.  The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated either to survive or to be performed after Closing.

12.16      No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.17      Assumption of Existing Loan.  Seller (at no third party cost, expense or liability to Seller) agrees to assist Purchaser in attempting to obtain the consent of Lender to allow Purchaser to assume the Existing Loan (the “Lender Consent”).  The Lender Consent must include, to the extent permitted by the Existing Loan, Lender’s written agreement to release Seller and its constituent members of and from any loss, expense, liability or other obligations arising subsequent to the assumption of the Existing Loan by Purchaser, except that Seller will remain liable for claims, causes of action and liabilities arising as a result of facts or circumstances which existed prior to the date of assumption of the Existing Loan by Purchaser. Seller makes no representation or warranty that Purchaser will be successful in securing such Lender Consent.  At the Closing, Purchaser shall pay the assumption fees arising under the Existing Loan (including the beneficiary’s legal fees).  At any time on or before the expiration of fifty (50) days following the Effective Date, if Purchaser is unable for any reason to obtain Lender Consent for Purchaser’s assumption of the Existing Loan on terms and conditions acceptable to Purchaser, in its sole and absolute discretion, then Purchaser may terminate this Agreement by written notice to Seller on or before the expiration of fifty (50) days following the Effective Date, in which event this Agreement shall terminate, the Earnest Money (minus the Independent Consideration and the Processing Fee) shall be refunded to Purchaser and neither Party shall have any further rights, liabilities or obligations hereunder except as expressly set forth to the contrary in this Agreement.  If Lender Consent has not been obtained on or before the date which is sixty-five (65) days following the Effective Date, then either Seller or Purchaser may terminate this Agreement by written notice to the other party on or before the expiration of sixty-five (65) days following the Effective Date, in which event this Agreement shall terminate, the Earnest Money (minus the Independent Consideration and the Processing Fee) shall be refunded to Purchaser and neither Party shall have any further rights, liabilities or obligations hereunder except as expressly set forth to the contrary in this Agreement.  If this Agreement is terminated pursuant to this Section 12.17, Purchaser shall pay to Lender its commercially reasonable third-party costs, fees and expenses (including legal fees and expenses), if any, incurred up to such date of termination for the approval process; provided, however, that if this Agreement is terminated due to a default by Seller under this Agreement, then Purchaser shall have no liability for Lender’s third-party costs, fees and expenses, and Seller shall reimburse Lender for such costs, fees and expenses.  Purchaser shall pay such third party fees, expenses and costs within ten days of Purchaser’s termination of this Agreement.  The obligations contained in this Section 12.17 shall survive the termination of this Agreement.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

AMERIVEST MESA INC.

AND

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

AMERIVEST MESA INC.,
an Arizona corporation

Date executed by Seller:
December 16, 2005	By:	/s/ John B. Greenman
	Name:	John B. Greenman
	Title:	Vice President

PURCHASER:

CRESCENT REAL ESTATE EQUITIES
LIMITED PARTNERSHIP,
a Delaware limited partnership

Date executed by Purchaser:	By:	Crescent Real Estate Equities, Ltd.,
December 16, 2005		a Delaware corporation,
its general partner

		By:	/s/ Thomas G. Miller
		Name:	Thomas G. Miller
		Title:	Managing Director, Investments